Exhibit 21
SUBSIDIARIES
     Listed below are the principal subsidiaries and affiliates of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company’s ownership is indicated for less than wholly owned affiliates. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Place of
Incorporation or
Name	Organization
Anglesey Aluminium Limited (49%)	United Kingdom
Kaiser Aluminium International, Inc.(l)	Delaware
Kaiser Aluminum & Chemical Corporation(1)(2)	Delaware
Kaiser Aluminum & Chemical of Canada Limited(l)	Ontario
Kaiser Bellwood Corporation(l)	Delaware

(1)	Filed a voluntary petition for reorganization under the Code.

(2)	Entities that have been materially affected as a result of the commodity asset sales, as discussed more fully in Note 1 and 5 of Notes to Consolidated Financial Statements.

Principal Domestic Operations	Arizona	South Carolina
and Administrative Offices	Chandler	Greenwood
(Partial List)	Fabricated Products	Fabricated Products

	California	Tennessee
	Foothill Ranch	Jackson
	Corporate Headquarters	Fabricated Products

	Los Angeles (City of Commerce)	Texas
	Fabricated Products	Houston Administrative Offices
	Michigan	Sherman
	Detroit (Southfield)	Fabricated Products
Automotive Product
	Development and Sales	Virginia
Richmond
Fabricated Products

	Ohio	Washington
	Newark	Richland
	Fabricated Products	Fabricated Products

	Oklahoma	Trentwood
	Tulsa Fabricated Products	Fabricated Products Wales, United Kingdom
Principal Worldwide Operations (Partial List)	Canada Kaiser Aluminum & Chemical of	Anglesey Aluminium Ltd. (49%)
	Canada limited (100%)	Primary Aluminum
Fabricated Products